PRICING SUPPLEMENT dated February 13, 2026 (To Product Supplement No. WF1 dated March 25, 2025, Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025)	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508

Bank of Montreal Senior Medium-Term Notes, Series K ETF Linked Securities
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028
■	Linked to an approximately equally weighted Basket comprised of the abrdn Platinum ETF Trust (33.34%), the SPDR® Gold Trust (33.33%) and the iShares® Silver Trust (33.33%) (each referred to as a “basket component”)
■	Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Basket from the starting value to the ending value. The maturity payment amount will reflect the following terms:
■	If the value of the Basket increases, you will receive the face amount plus a positive return equal to 125% of the percentage increase in the value of the Basket from the starting value, subject to a maximum return at maturity of 50.00% of the face amount. As a result of the maximum return, the maximum maturity payment amount will be $1,500.00
■	If the value of the Basket decreases but the decrease is not more than the buffer amount of 15%, you will receive the face amount
■	If the value of the Basket decreases by more than the buffer amount, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of the buffer amount
■	Investors may lose up to 85% of the face amount
■	All payments on the securities are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue the shares of the basket components or any assets held by the basket components for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the securities is $954.12 per security. As discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$26.20	$973.80
Total	$380,000.00	$9,956.00	$370,044.00
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.
(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Terms of the Securities

Issuer:	Bank of Montreal.
An approximately equally weighted basket (the “Basket”) comprised of the following basket components (each, a “basket component” and together, the “basket components”). The basket components, Bloomberg ticker symbols, weightings and initial component values are set forth in the table below.
Market Measure:	Basket Component	Bloomberg Ticker Symbol	Weighting	Initial Component Value(1)
	abrdn Platinum ETF Trust	PPLT	33.34%	$186.98
	SPDR® Gold Trust	GLD	33.33%	$462.62
	iShares® Silver Trust	SLV	33.33%	$69.72
	(1) With respect to each basket component, its closing value on the pricing date.
Pricing Date:	February 13, 2026.
Issue Date:	February 19, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•     if the ending value is greater than the starting value: $1,000 plus the lesser of:

(i) $1,000 × basket return × upside participation rate; and

(ii) the maximum return;

•     if the ending value is less than or equal to the starting value, but greater than or equal to the threshold value: $1,000; or

•     if the ending value is less than the threshold value:

$1,000 + [$1,000 × (basket return + buffer amount)]

If the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of the buffer amount and will lose some, and possibly up to 85%, of the face amount of your securities at maturity.
Stated Maturity Date:	February 17, 2028, subject to postponement. The securities are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Value:	The “starting value” is 100.00.
Closing Value:	With respect to each basket component, “closing value” has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value of each basket component is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.34% of the component return of the abrdn Platinum ETF Trust; (B) 33.33% of the component return of the SPDR® Gold Trust; and (C) 33.33% of the component return of the iShares® Silver Trust.
Component Return:	The “component return” of a basket component will be equal to: final component value – initial component value initial component value

PRS-2

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Final Component Value:	With respect to each basket component, its closing value on the calculation day.
Maximum Return:	The “maximum return” is 50.00% of the face amount per security ($500.00 per security). As a result of the maximum return, the maximum maturity payment amount will be $1,500.00 per security.
Threshold Value:	85.00, which is equal to 85% of the starting value.
Buffer Amount:	15%.
Upside Participation Rate:	125%.
Basket Return:	The “basket return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value
Calculation Day:	February 14, 2028, subject to postponement.
Market Disruption Events and Postponement Provisions:

The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $26.20 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $20.00 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $1.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376JT68

PRS-3

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004724/b321251424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-4

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-5

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek exposure at the upside participation rate to the upside performance of the Basket if the ending value is greater than the starting value, subject to the maximum return at maturity;

▪	desire to limit downside exposure to the Basket through the buffer amount;

▪	are willing to accept the risk that, if the ending value is less than the starting value by more than the buffer amount, they will lose some, and possibly a significant portion, of the face amount per security at maturity;

▪	are willing to forgo interest payments on the securities and dividends on the shares of the basket components; and

▪	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

▪	are unwilling to accept the risk that the ending value may decrease from the starting value by more than the buffer amount;

▪	seek uncapped exposure to the upside performance of the Basket;

▪	seek full return of the face amount of the securities at stated maturity;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	seek current income over the term of the securities;

▪	are unwilling to accept the risk of exposure to the Basket;

▪	seek exposure to the basket components but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Basket generally, or to the exposure to the Basket that the securities provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the basket components, please see the sections titled “The abrdn Platinum ETF Trust,” “The SPDR® Gold Trust” and “The iShares® Silver Trust” below.

PRS-6

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Ending Value Is Less Than The Threshold Value, You Will Lose Some, And Possibly Up To 85%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending value of the Basket relative to the starting value and the other terms of the securities. Because the value of the Basket will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending value is less than the threshold value, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the value of the Basket in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the Basket in excess of the buffer amount. The threshold value is 85% of the starting value. As a result, if the ending value is less than the threshold value, you will lose some, and possibly up to 85%, of the face amount per security at maturity. This is the case even if the value of the Basket is greater than or equal to the starting value or the threshold value at certain times during the term of the securities.

Even if the ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

Your Return Will Be Limited To The Maximum Return And May Be Lower Than The Return On A Direct Investment In The Basket Components.

Your return on the securities will be subject to the maximum return. The opportunity to participate in the possible increases in the value of the Basket through an investment in the securities will be limited because any positive return on the securities will not exceed the maximum return. Therefore, your return on the securities may be lower than the return on a direct investment in the basket components. Furthermore, the effect of the upside participation rate will be progressively reduced for all ending values exceeding the ending value at which the maximum return is reached.

Changes In The Values Of The Basket Components May Offset Each Other.

Changes in the values of the basket components may not correlate with each other. Even if the final component value of a basket component increases, the final component value of the other basket components may not increase as much or may even decline. Therefore, in calculating the ending value of the Basket, an increase in the final component value of a basket component may be moderated, or wholly offset, by a lesser increase or a decline in the final component value of the other basket components.

The Securities Do Not Pay Interest.

The securities will not pay any interest. Accordingly, you should not invest in the securities if you seek current income during the term of the securities.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the shares of the basket components or any assets held by the basket components for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

PRS-8

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to the securities. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with our intended treatment of them, as described in “United States Federal Income Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Even if the treatment of the securities is respected, a security may be treated as a “constructive ownership transaction,” with potentially adverse consequences described below under “United States Federal Income Tax Considerations.” Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal income tax treatment of the securities, possibly retroactively.

You should review carefully the sections of this pricing supplement and the accompanying product supplement entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

The calculation day will be postponed if the originally scheduled calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the basket components, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

PRS-9

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Basket, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Basket; interest rates; volatility of the basket components; correlation among the basket components; time remaining to maturity; and dividend yields on the basket components. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Basket. Because numerous factors are expected to affect the value of the securities, changes in the value of the Basket may not result in a comparable change in the value of the securities. We anticipate that the value of the securities will always be at a discount to the face amount plus the maximum return.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Risks Relating To The Basket Components

The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Basket Components. Investing in the securities is not equivalent to investing in the basket components. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the basket components for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the basket components would have.

•	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Securities.

•	Changes That Affect The Basket Components May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

•	There Are Risks Associated With The Basket Components.

•	Anti-Dilution Adjustments Relating To The Shares Of The Basket Components Do Not Address Every Event That Could Affect Such Shares.

PRS-10

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

The Securities Are Subject To Risks Associated With Platinum With Respect To The abrdn Platinum ETF Trust.

The investment objective of the abrdn Platinum ETF Trust is to reflect the performance of the price of physical platinum, less the abrdn Platinum ETF Trust’s expenses. The price of platinum is primarily affected by global demand for and supply of platinum. However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for a substantial majority of production), the size and availability of the Russian and South African platinum stockpiles and the economic situation of the main consuming countries. Platinum is used in a variety of industries, primarily the automotive industry. Demand for platinum from the automotive industry, which uses platinum in the manufacture of catalytic converters, accounts for a large portion of the industrial use of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary nonindustrial use of platinum is jewelry.

The Securities Are Subject To Risks Associated With Gold With Respect To The SPDR® Gold Trust.

The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

The Securities Are Subject To Risks Associated With Silver With Respect To The iShares® Silver Trust.

The investment objective of the iShares® Silver Trust is to reflect the performance of the price of silver, less the iShares® Silver Trust’s expenses and liabilities. The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

The Performance And Market Value Of A Basket Component, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of Such Basket Component’s Underlying Commodity As Well As Its Net Asset Value Per Share.

The basket components do not fully replicate the performance of their respective underlying commodities due to the fees and expenses charged by the basket components or by restrictions on access to the applicable underlying commodity due to other circumstances. None of the basket components generate any income, and as each basket component regularly sells its underlying commodity to pay for ongoing expenses, the amount of its underlying commodity represented by each share gradually declines over time. Each basket component sells its underlying commodity to pay expenses on an ongoing basis irrespective of whether the trading price of the shares rises or falls in response to changes in the price of its underlying commodity. The sale by a basket component of its underlying commodity to pay expenses at a time of low prices for its underlying commodity could adversely affect the value of the securities. Additionally, there is a risk that some or all of a basket component’s holdings in its underlying commodity could be lost, damaged or stolen. Access to a basket component’s underlying commodity could also be restricted by natural events (such as an earthquake) or human actions (such as a terrorist attack). All of these factors may lead to a lack of correlation between the performance of a basket component and its underlying commodity. In addition, because the shares of each basket component are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of a basket component may differ from the net asset value per share of such basket component.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

During periods of market volatility, the applicable underlying commodity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a basket component and the liquidity of a basket component may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a basket component. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a basket component. As a result, under these circumstances, the market value of shares of a basket component may vary substantially from the net asset value per share of such basket component. For all of the foregoing reasons, the performance of each basket component may not correlate with the performance of its underlying commodity as well as the net asset value per share of such basket component, which could materially and adversely affect the value of the securities in the secondary market and/or reduce any payments on the securities.

There Are Risks Relating To Commodities Trading On The London Bullion Market Association With Respect To The SPDR® Gold Trust And The iShares® Silver Trust, And The London Platinum And Palladium Market With Respect To The abrdn Platinum ETF Trust.

The investment objective of each basket component is to reflect the performance of its underlying commodity, less expenses. The prices of gold and silver are determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA, and the price of platinum is determined by the London Platinum & Palladium Market (“LPPM”) or an independent service provider appointed by the LPPM (LBMA and LPPM, referred to collectively as the “market associations”).

Each market association is a self-regulatory association of market participants in the relevant commodity. Although all market-making members of the market associations are supervised by the Bank of England and are required to satisfy a capital adequacy test, neither market association itself is a regulated entity. If the relevant market association should cease operations, or if trading in the relevant commodity should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the relevant market association price as a global benchmark for the value of the applicable commodity may be adversely affected. Each market association is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of trading on the market associations. For example, there are no daily price limits on the market associations which would otherwise restrict fluctuations in the prices of contracts on the market associations. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. The relevant market association may alter, discontinue or suspend calculation or dissemination of the price of the relevant commodity, which could adversely affect the value of the securities. The relevant market association, or an independent service provider appointed by the relevant market association, will have no obligation to consider your interests in calculating or revising the price of the relevant commodity.

Suspensions, Limitations Or Disruptions Of Market Trading In The Commodity Markets May Adversely Affect The Value Of The Basket Components.

The commodity markets, including the market for an underlying commodity, are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. There is no limit on the amount by which the price of an underlying commodity may decline on a single day. These circumstances could adversely affect the price of the basket components and therefore, the value of the securities.

The Basket Components Are Not Investment Companies Or Commodity Pools And Will Not Be Subject To Regulation Under The Investment Company Act Of 1940, As Amended, Or The Commodity Exchange Act.

Accordingly, you will not benefit from any regulatory protections afforded to persons who invest in regulated investment companies or commodity pools.

Single Commodity Prices Tend To Be More Volatile Than, And May Not Correlate With, The Prices Of Commodities Generally.

Each basket component is linked to a single commodity and not to a diverse basket of commodities or a broad-based commodity index. Each basket component’s respective underlying commodity may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. As a result, the securities carry greater risk and may be more volatile than securities linked to the prices of more commodities or a broad-based commodity index.

PRS-12

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the basket components and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the basket components.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-13

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual initial component value. The hypothetical initial component value of $100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component value of any basket component. The actual initial component value for each basket component is set forth under “Terms of the Securities” above. For actual historical data of the basket components, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Upside Participation Rate:	125%
Maximum Return:	50.00% of the face amount ($500.00 per security)
Hypothetical Initial Component Value:	For each basket component, $100.00
Starting Value:	100.00
Threshold Value:	85.00 (85% of the starting value)
Buffer Amount:	15%

Hypothetical Payout Profile

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Hypothetical Returns

Hypothetical ending value	Hypothetical basket return(1)	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$1,500.00	50.000%
175.00	75.00%	$1,500.00	50.000%
150.00	50.00%	$1,500.00	50.000%
140.00	40.00%	$1,500.00	50.000%
130.00	30.00%	$1,375.00	37.500%
120.00	20.00%	$1,250.00	25.000%
110.00	10.00%	$1,125.00	12.500%
105.00	5.00%	$1,062.50	6.250%
102.50	2.50%	$1,031.25	3.125%
100.00	0.00%	$1,000.00	0.000%
97.50	-2.50%	$1,000.00	0.000%
95.00	-5.00%	$1,000.00	0.000%
90.00	-10.00%	$1,000.00	0.000%
85.00	-15.00%	$1,000.00	0.000%
84.00	-16.00%	$990.00	-1.000%
80.00	-20.00%	$950.00	-5.000%
70.00	-30.00%	$850.00	-15.000%
60.00	-40.00%	$750.00	-25.000%
50.00	-50.00%	$650.00	-35.000%
25.00	-75.00%	$400.00	-60.000%
0.00	-100.00%	$150.00	-85.000%

(1)	The basket return is equal to the percentage change from the starting value to the ending value (i.e., the ending value minus the starting value, divided by the starting value).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return that is less than the maximum return:

	abrdn Platinum ETF Trust	SPDR® Gold Trust	iShares® Silver Trust
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$110.00	$105.00	$115.00
Hypothetical component return:	10.00%	5.00%	15.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (33.34% × 10.00%) + (33.33% × 5.00%) + (33.33% × 15.00%)] = 110.00

Therefore, the basket return would be equal to 10.00%.

Because the hypothetical ending value is greater than the starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × basket return × upside participation rate

$1,000 × 10.00% × 125.00%

= $125.00; and

(ii)        the maximum return of $500.00

On the stated maturity date, you would receive $1,125.00 per security.

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the maximum return:

	abrdn Platinum ETF Trust	SPDR® Gold Trust	iShares® Silver Trust
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$135.00	$155.00	$160.00
Hypothetical component return:	35.00%	55.00%	60.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (33.34% × 35.00%) + (33.33% × 55.00%) + (33.33% × 60.00%)] = 150.00

Therefore, the basket return would be equal to 50.00%.

Because the hypothetical ending value is greater than the starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the lesser of:

(i)        $1,000 × basket return × upside participation rate

$1,000 × 50.00% × 125.00%

= $625.00; and

(ii)        the maximum return of $500.00

On the stated maturity date, you would receive $1,500.00 per security, which is the maximum maturity payment amount.

In addition to limiting your return on the securities, the maximum return limits the positive effect of the upside participation rate. If the ending value is greater than the starting value you will participate in the performance of the Basket at a rate of 125% up to a certain point. However, the effect of the upside participation rate will be progressively reduced for ending values that are greater than 140.00% of the starting value since your return on the securities for any ending value greater than 140.00% of the starting value will be limited to the maximum return.

PRS-16

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Example 3. Maturity payment amount is equal to the face amount:

	abrdn Platinum ETF Trust	SPDR® Gold Trust	iShares® Silver Trust
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$98.00	$90.00	$97.00
Hypothetical component return:	-2.00%	-10.00%	-3.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (33.34% × -2.00%) + (33.33% × -10.00%) + (33.33% × -3.00%)] = 95.00

Therefore, the basket return would be equal to -5.00%.

Because the hypothetical ending value is less than the starting value, but not by more than the buffer amount, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

Example 4. The performance of the basket components offset each other, and the maturity payment amount is equal to the face amount:

	abrdn Platinum ETF Trust	SPDR® Gold Trust	iShares® Silver Trust
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$120.00	$122.00	$40.00
Hypothetical component return:	20.00%	22.00%	-60.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (33.34% × 20.00%) + (33.33% × 22.00%) + (33.33% × -60.00%)] = 94.00

Therefore, the basket return would be equal to -6.00%.

Because the hypothetical ending value is less than the starting value, but not by more than the buffer amount, you would not lose any of the face amount of your securities.

On the stated maturity date, you would receive $1,000.00 per security.

In this example, the significant decrease in the iShares® Silver Trust has a significant impact on the ending price notwithstanding the percentage increases in the other basket components.

PRS-17

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Example 5. Maturity payment amount is less than the face amount:

	abrdn Platinum ETF Trust	SPDR® Gold Trust	iShares® Silver Trust
Hypothetical initial component value:	$100.00	$100.00	$100.00
Hypothetical final component value:	$60.00	$40.00	$50.00
Hypothetical component return:	-40.00%	-60.00%	-50.00%

Based on the component returns set forth above, the ending value would equal:

100 × [1 + (33.34% × -40.00%) + (33.33% × -60.00%) + (33.33% × -50.00%)] = 50.00

Therefore, the basket return would be equal to -50.00%.

Because the hypothetical ending value is less than the starting value by more than the buffer amount, you would lose a portion of the face amount of your securities and receive a maturity payment amount per security equal to:

$1,000 + [$1,000 × (basket return + buffer amount)]

$1,000 + [$1,000 × (-50.00% + 15.00%)]

= $650.00

On the stated maturity date, you would receive $650.00 per security.

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Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Hypothetical Historical Performance of the Basket

The basket will represent an approximately equally weighted portfolio of the basket components, with the return of each basket component having the weighting set forth above. For more information regarding the basket components, see the information provided below.

While historical information on the value of the Basket does not exist, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 4, 2021 to February 13, 2026, assuming that the Basket was constructed on January 4, 2021 with a starting value of 100.00 and that each of the basket components had the applicable weighting as of that day. We obtained the closing values used in the graph below from Bloomberg Finance L.P., (“Bloomberg”) without independent verification.

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the securities, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the basket return is more likely to be positive or negative during the term of the securities. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-19

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Information About The Basket Components

Included below is a brief description of each basket component. This information has been obtained from publicly available sources, without independent verification.

The sponsor of each basket component is required to file information specified by the SEC periodically. Information provided to or filed with the SEC under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended can be located by reference to the applicable basket component’s SEC file numbers (as set forth below) and can be inspected through the SEC’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of such publicly available information is incorporated by reference into this pricing supplement.

This pricing supplement relates only to the securities offered hereby and does not relate to any basket component. We have derived all disclosures contained in this pricing supplement regarding the basket components from the publicly available documents described in the preceding paragraph, without independent investigation. In connection with the offering of the securities, neither we nor any agent has participated in the preparation of such documents or made any due diligence inquiry with respect to any basket component. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to any basket component in connection with the offer and sale of the securities. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of a basket component have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning a basket component could affect the value of, and any payments on, the securities.

We and/or our affiliates may presently or from time to time engage in business with a basket component. In the course of such business, we and/or our affiliates may acquire non-public information with respect to a basket component, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to a basket component. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws.

PRS-20

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

The abrdn Platinum ETF Trust

The abrdn Platinum ETF Trust is a common law trust formed under New York law pursuant to a trust agreement and is sponsored by abrdn ETFs Sponsor LLC. The Bank of New York Mellon is the trustee of the abrdn Platinum ETF Trust, and ICBC Standard Bank Plc is the custodian of the abrdn Platinum ETF Trust. The objective of the abrdn Platinum ETF Trust is to reflect the performance of the price of physical platinum (with respect to the abrdn Platinum ETF Trust, the “underlying commodity”), less the abrdn Platinum ETF Trust’s expenses.  Shares of the abrdn Platinum ETF Trust represent units of fractional undivided beneficial interest in and ownership of the abrdn Platinum ETF Trust.  The abrdn Platinum ETF Trust holds platinum and from time to time, issues blocks of 50,000 shares (called “baskets’) in exchange for deposits of platinum and distributes platinum in connection with redemptions of such baskets. The abrdn Platinum ETF Trust’s SEC file numbers are 333-276490 and 001-34590. The abrdn Platinum ETF Trust is listed on the NYSE Arca, Inc. under the ticker symbol “PPLT.”

Platinum

The price of platinum is primarily affected by global demand for and supply of platinum. However, since the platinum supply is very limited, any disruptions in platinum supply tend to have an exaggerated effect on the price of platinum. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for a substantial majority of production), the size and availability of the Russian and South African platinum stockpiles and the economic situation of the main consuming countries. Platinum is used in a variety of industries, primarily the automotive industry. Demand for platinum from the automotive industry, which uses platinum in the manufacture of catalytic converters, accounts for a large portion of the industrial use of platinum. Platinum is also used in the chemical industry, the electronics industry and the dental industry. The primary nonindustrial use of platinum is jewelry.

Historical Information

We obtained the closing prices of the abrdn Platinum ETF Trust in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the abrdn Platinum ETF Trust for the period from January 4, 2021 to February 13, 2026. The closing price on February 13, 2026 was $186.98. The historical performance of the abrdn Platinum ETF Trust should not be taken as an indication of its future performance during the term of the securities.

PRS-21

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

The SPDR® Gold Trust

The SPDR® Gold Trust is an investment trust formed under New York law pursuant to a trust indenture and is sponsored by the World Gold Trust Services, LLC. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon is the trustee of the SPDR® Gold Trust, and HSBC Bank plc is the custodian of the SPDR® Gold Trust. The objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion (with respect to the SPDR® Gold Trust, the “underlying commodity”), less the SPDR® Gold Trust’s expenses.  Shares of the SPDR® Gold Trust represent units of fractional undivided beneficial interest in and ownership of the SPDR® Gold Trust.  The SPDR® Gold Trust holds gold bars and from time to time, issues blocks of 100,000 shares (called “baskets’) in exchange for deposits of gold and distributes gold in connection with redemptions of such baskets. The SPDR® Gold Trust’s SEC file numbers are 333-267520 and 001-32356. The SPDR® Gold Trust is listed on the NYSE Arca, Inc. under the ticker symbol “GLD.”

Gold

The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

Historical Information

We obtained the closing prices of the SPDR® Gold Trust in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the SPDR® Gold Trust for the period from January 4, 2021 to February 13, 2026. The closing price on February 13, 2026 was $462.62. The historical performance of the SPDR® Gold Trust should not be taken as an indication of its future performance during the term of the securities.

PRS-22

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

The iShares® Silver Trust

The iShares® Silver Trust is an investment trust formed under New York law pursuant to a trust indenture and is sponsored by iShares® Delaware Trust Sponsor LLC. The Bank of New York Mellon is the trustee of the iShares® Silver Trust, and JPMorgan Chase Bank N.A., London branch is the custodian of the iShares® Silver Trust. The objective of the iShares® Silver Trust is to reflect the performance of the price of silver (with respect to the iShares® Silver Trust, the “underlying commodity”), less the iShares® Silver Trust’s expenses and liabilities.  Shares of the iShares® Silver Trust represent units of fractional undivided beneficial interest in and ownership of the iShares® Silver Trust.  The iShares® Silver Trust holds silver and from time to time, issues blocks of 50,000 shares (called “baskets’) in exchange for deposits of silver and distributes silver in connection with redemptions of such baskets. The iShares® Silver Trust’s SEC file numbers are 333-268747 and 001-32863. The iShares® Silver Trust is listed on the NYSE Arca, Inc. under the ticker symbol “SLV.”

Silver

The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, increases in silver hedging activity by silver producers, significant changes in attitude by speculators and investors in silver, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events and production costs and disruptions in major silver-producing countries, such as Mexico, China and Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

Historical Information

We obtained the closing prices of the iShares® Silver Trust in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the iShares® Silver Trust for the period from January 4, 2021 to February 13, 2026. The closing price on February 13, 2026 was $69.72. The historical performance of the iShares® Silver Trust should not be taken as an indication of its future performance during the term of the securities.

PRS-23

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Open Transactions” in the accompanying product supplement.

Even if the treatment of the securities as “open transactions” is respected, a purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain a U.S. investor would otherwise recognize in respect of a security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period the U.S. investor held the securities, and the U.S. investor would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. In addition, long-term capital gain that a U.S. investor would otherwise recognize in respect of its securities up to the amount of the “net underlying long-term capital gain” could, if the U.S. investor is an individual or other non-corporate investor, be subject to tax at the higher rates applicable to “collectibles” instead of the general rates that apply to long-term capital gain. Due to the lack of governing authority there is significant uncertainty as to whether or how these rules will apply to the securities. U.S. investors should read the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Open Transactions—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult their tax advisors regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the securities may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on our determination that the securities do not have a delta of one with respect to any underlying security, the securities should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether the non-U.S. investor enters into other transactions with respect to an underlying security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-24

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to an ETF Basket due February 17, 2028

Validity of the Securities

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed, authenticated, issued and delivered, to the extent that validity of the securities is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the securities offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PRS-25